The Bishop - Sandy Springs, GA

The Pearl - Seattle, WA

455 Eye Street - Washington, DC

Mara Pacific Beach - San Diego, CA
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Crest at Park Central - Dallas, TX

Equity Residential

First Quarter 2025

Earnings Release and Supplemental Information

Lofts at Kendall Square - Cambridge, MA

VANTAGE
Vantage Hollywood - Los Angeles, CA

Prism at Park Avenue South -
New York, NY

One Henry Adams -
San Francisco, CA

The Den - Denver, CO

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First Multifamily REIT in the Dow Jones Sustainability Indices

Nareit
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Residential
Equity Residential

ESG 2024
REGIONAL
TOP RATED

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

First Quarter 2025 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

April 29, 2025

Equity Residential Reports First Quarter 2025 Results

Results Exceed First Quarter 2025 Guidance Expectations

Chicago, IL – April 29, 2025 - Equity Residential (NYSE: EQR) today reported results for the quarter ended March 31, 2025.

First Quarter 2025 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended March 31,
	2025	2024	$ Change	% Change
Earnings Per Share (EPS)	$0.67	$0.77	$(0.10)	(13.0%)
Funds from Operations (FFO) per share	$0.94	$0.87	$0.07	8.0%
Normalized FFO (NFFO) per share	$0.95	$0.93	$0.02	2.2%

Recent Highlights

•
The Company’s first quarter revenue growth exceeded our expectations driven by strength in New York and Washington, D.C. as well as continued improvement in both San Francisco and Seattle. The Washington, D.C. market continues to show resilient demand despite recently announced government job cuts.
•
For the first quarter of 2025 compared to the first quarter of 2024, same store revenues increased 2.2%, same store expenses increased 4.1% and same store Net Operating Income (NOI) increased 1.3%. The Company’s resident Turnover of only 7.9% in the first quarter of 2025 was the lowest in its history.
•
During the first quarter of 2025, the Company sold two properties, consisting of 546 apartment units, for an aggregate sale price of approximately $225.6 million at a weighted average Disposition Yield of 5.2%.

“We are encouraged to begin the year with operating performance that exceeded our expectations and that leaves us well positioned going into our primary leasing season,” said Mark J. Parrell, Equity Residential’s President and CEO. “We expect our business to be resilient in the face of heightened economic uncertainty. Demand, supply and lifestyle preferences all favor our high quality apartment rental business, and our diversified portfolio and efficient operating platform should maximize performance in any economic climate.”

Results Per Share

The change in EPS for the quarter ended March 31, 2025 compared to the same period of 2024 is due primarily to lower property sale gains, higher depreciation expense, the various adjustment items listed on page 26 of this release and the items described below.

The per share change in FFO for the quarter ended March 31, 2025 compared to the same period of 2024 is due primarily to the various adjustment items listed on page 26 of this release and the items described below.

1

The per share change in Normalized FFO is due primarily to:

Positive/(Negative) Impact
First Quarter 2025 vs. First Quarter 2024
Residential same store NOI	$0.02
2025 and 2024 transaction activity impact on NOI, net	0.02
Interest expense, net	(0.01)
Corporate overhead (1)	(0.01)
Net	$0.02

(1)
Corporate overhead includes property management and general administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 28 through 33 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 30 and 31 of this release.

Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	First Quarter 2025 vs. First Quarter 2024	First Quarter 2025 vs. Fourth Quarter 2024
Apartment Units	75,362	80,818
Physical Occupancy	96.5% vs. 96.3%	96.4% vs. 96.0%

Revenues (1)	2.2%	0.8%
Expenses	4.1%	5.7%
NOI	1.3%	(1.4%)

(1)
Non-Residential operations reduced quarterly same store revenue growth by 0.50%, primarily due to higher reinstatement of straight-line receivable balances during the first quarter of 2024 (compared to the first quarter of 2025).

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	First Quarter 2025 vs. First Quarter 2024	First Quarter 2025 vs. Fourth Quarter 2024
	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	1.9%	0.2%
Leasing Concessions	0.0%	0.0%
Vacancy gain (loss)	0.2%	0.4%
Bad Debt, Net (1)	0.2%	0.0%
Other (2)	0.4%	0.1%
Same Store Residential Revenues- current period	2.7%	0.7%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. See page 12 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 11 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

2

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 75,362 same store apartment units):

	Q1 2025	Q4 2024	Q1 2024
Physical Occupancy	96.5%	96.1%	96.3%
Percentage of Residents Renewing by quarter	62.0%	61.3%	61.1%

New Lease Change	(2.2%)	(4.4%)	(2.3%)
Renewal Rate Achieved	4.9%	5.0%	4.7%
Blended Rate (1)	1.8%	1.0%	1.5%

(1)
Blended Rates for Established Markets were 2.3%, 1.4% and 1.8% for Q1 2025, Q4 2024 and Q1 2024, respectively. See page 15.

In the first quarter of 2025, Blended Rate met our expectations and was consistent with seasonal patterns while Physical Occupancy exceeded our expectations. For the second quarter of 2025, Blended Rate is expected to be between 2.8% and 3.4%.

Investment Activity

The Company did not acquire any operating properties during the first quarter of 2025. During the first quarter of 2025, the Company sold two properties consisting of 546 apartment units, located in the San Diego and Seattle markets, for an aggregate sale price of approximately $225.6 million at a weighted average Disposition Yield of 5.2%. The Company also sold one land parcel for a sale price of approximately $4.3 million. The operating properties sold during the first quarter of 2025 have an average age of 24 years.

During the first quarter of 2025, the Company completed a joint venture development project in each of its New York and Denver markets, consisting of an aggregate of 720 apartment units, for a total cost of approximately $285.9 million. During the first quarter of 2025, the Company also completed one wholly owned development project in its San Francisco market, consisting of 225 apartment units, for a total cost of approximately $152.6 million.

Second Quarter 2025 Guidance

As is common for the first quarter, the Company is not revising any of its annual operating or other guidance, including EPS, FFO per share and Normalized FFO per share, provided as part of its fourth quarter 2024 earnings release. See page 27.

The Company has established guidance ranges for the second quarter of 2025 EPS, FFO per share and Normalized FFO per share as listed below:

Q2 2025 Guidance
EPS	$0.49 to $0.53
FFO per share	$0.95 to $0.99
Normalized FFO per share	$0.96 to $1.00

The difference between the first quarter of 2025 actual EPS of $0.67 and the second quarter of 2025 EPS guidance midpoint of $0.51 is due primarily to lower expected property sale gains, lower expected depreciation expense and the items described below.

The difference between the first quarter of 2025 actual FFO of $0.94 per share and the second quarter of 2025 FFO guidance midpoint of $0.97 per share is due primarily to the items described below.

3

The difference between the first quarter of 2025 actual Normalized FFO of $0.95 per share and the second quarter of 2025 Normalized FFO guidance midpoint of $0.98 per share is due primarily to:

Expected Positive/(Negative) Impact
Second Quarter 2025 vs. First Quarter 2025
Residential same store NOI	$0.03
Interest expense, net	(0.01)
Other items	0.01
Net	$0.03

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 312 properties consisting of 84,648 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, April 30, 2025 at 10:00 a.m. CT. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

4

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2025	2024
REVENUES
Rental income	$760,810	$730,818

EXPENSES
Property and maintenance	143,973	134,630
Real estate taxes and insurance	111,752	108,927
Property management	35,816	35,458
General and administrative	18,255	15,720
Depreciation	256,746	225,695
Total expenses	566,542	520,430

Net gain (loss) on sales of real estate properties	154,152	188,185
Interest and other income	1,692	9,329
Other expenses	(4,156)	(31,738)
Interest:
Expense incurred, net	(72,114)	(67,212)
Amortization of deferred financing costs	(2,144)	(1,918)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	271,698	307,034
Income and other tax (expense) benefit	(422)	(304)
Income (loss) from investments in unconsolidated entities	(6,411)	(1,698)
Net gain (loss) on sales of land parcels	(67)	—
Net income	264,798	305,032
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(7,102)	(8,275)
Partially Owned Properties	(1,104)	(970)
Net income attributable to controlling interests	256,592	295,787
Preferred distributions	(356)	(547)
Premium on redemption of Preferred Shares	—	(1,444)
Net income available to Common Shares	$256,236	$293,796

Earnings per share – basic:
Net income available to Common Shares	$0.68	$0.78
Weighted average Common Shares outstanding	379,208	378,812

Earnings per share – diluted:
Net income available to Common Shares	$0.67	$0.77
Weighted average Common Shares outstanding	391,179	390,561

Distributions declared per Common Share outstanding	$0.6925	$0.675

5

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Quarter Ended March 31,
	2025	2024
Net income	$264,798	$305,032
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(1,104)	(970)
Preferred distributions	(356)	(547)
Premium on redemption of Preferred Shares	—	(1,444)
Net income available to Common Shares and Units	263,338	302,071

Adjustments:
Depreciation	256,746	225,695
Depreciation – Non-real estate additions	(950)	(955)
Depreciation – Partially Owned Properties	(478)	(542)
Depreciation – Unconsolidated Properties	4,395	335
Net (gain) loss on sales of unconsolidated entities - operating assets	36	—
Net (gain) loss on sales of real estate properties	(154,152)	(188,185)
FFO available to Common Shares and Units	368,935	338,419

Adjustments (see note for additional detail):
Write-off of pursuit costs	1,321	548
Debt extinguishment and preferred share redemption (gains) losses	97	1,444
Non-operating asset (gains) losses	438	(6,106)
Other miscellaneous items	1,727	30,591
Normalized FFO available to Common Shares and Units	$372,518	$364,896

FFO	$369,291	$340,410
Preferred distributions	(356)	(547)
Premium on redemption of Preferred Shares	—	(1,444)
FFO available to Common Shares and Units	$368,935	$338,419
FFO per share and Unit – basic	$0.95	$0.87
FFO per share and Unit – diluted	$0.94	$0.87

Normalized FFO	$372,874	$365,443
Preferred distributions	(356)	(547)
Normalized FFO available to Common Shares and Units	$372,518	$364,896
Normalized FFO per share and Unit – basic	$0.96	$0.94
Normalized FFO per share and Unit – diluted	$0.95	$0.93

Weighted average Common Shares and Units outstanding – basic	389,719	389,481
Weighted average Common Shares and Units outstanding – diluted	391,179	390,561

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

6

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
Land	$5,572,591	$5,606,531
Depreciable property	24,158,601	24,039,412
Projects under development	144,706	261,706
Land held for development	59,772	63,142
Investment in real estate	29,935,670	29,970,791
Accumulated depreciation	(10,611,129)	(10,412,463)
Investment in real estate, net	19,324,541	19,558,328
Investments in unconsolidated entities[1]	411,973	386,531
Cash and cash equivalents	39,849	62,302
Restricted deposits	101,694	97,864
Right-of-use assets	452,783	455,445
Other assets	231,345	273,706
Total assets	$20,562,185	$20,834,176

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,593,803	$1,630,690
Notes, net	5,949,081	5,947,376
Line of credit and commercial paper	304,000	543,679
Accounts payable and accrued expenses	149,342	99,347
Accrued interest payable	50,316	74,176
Lease liabilities	304,148	304,897
Other liabilities	274,374	310,559
Security deposits	77,312	75,611
Distributions payable	270,679	263,494
Total liabilities	8,973,055	9,249,829

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	337,699	338,563
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of March 31, 2025 and December 31, 2024	17,155	17,155
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 379,840,678 shares issued and outstanding as of March 31, 2025 and 379,475,383 shares issued and outstanding as of December 31, 2024	3,798	3,795
Paid in capital	9,622,470	9,611,826
Retained earnings	1,400,511	1,407,570
Accumulated other comprehensive income (loss)	3,396	4,214
Total shareholders’ equity	11,047,330	11,044,560
Noncontrolling Interests:
Operating Partnership	207,090	201,942
Partially Owned Properties	(2,989)	(718)
Total Noncontrolling Interests	204,101	201,224
Total equity	11,251,431	11,245,784
Total liabilities and equity	$20,562,185	$20,834,176

1 Includes $349.0 million and $324.0 million in unconsolidated development and lease-up projects as of March 31, 2025 and December 31, 2024, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

7

Equity Residential Portfolio Summary As of March 31, 2025

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	58	14,733	16.6%	$2,958
Orange County	12	3,718	4.7%	2,964
San Diego	10	2,209	3.1%	3,284
Subtotal – Southern California	80	20,660	24.4%	2,994

San Francisco	41	11,540	15.2%	3,415
Washington, D.C.	43	13,846	15.1%	2,798
New York	35	8,986	14.5%	4,662
Boston	27	7,237	11.2%	3,635
Seattle	41	8,748	9.8%	2,647
Subtotal – Established Markets	267	71,017	90.2%	3,259

Expansion Markets:
Denver	16	4,678	4.2%	2,335
Atlanta	14	4,356	3.1%	1,994
Dallas/Ft. Worth	12	3,855	2.1%	1,942
Austin	3	742	0.4%	1,735
Subtotal – Expansion Markets	45	13,631	9.8%	2,082
Total	312	84,648	100.0%	$3,072

	Properties	Apartment Units
Wholly Owned Properties	294	80,010
Partially Owned Properties – Consolidated	12	2,656
Partially Owned Properties – Unconsolidated	6	1,982
	312	84,648

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

1st Quarter 2025 Earnings Release	8

Equity Residential

Portfolio Rollforward Q1 2025

($ in thousands)

	Properties	Apartment Units	Sales Price	Disposition Yield
12/31/2024	311	84,249
Dispositions:
Consolidated Rental Properties	(2)	(546)	$(225,600)	(5.2%)
Consolidated Land Parcels	—	—	$(4,300)

Completed Developments – Consolidated	1	225
Completed Developments – Unconsolidated	2	720
3/31/2025	312	84,648

1st Quarter 2025 Earnings Release	9

Equity Residential

First Quarter 2025 vs. First Quarter 2024

Same Store Results/Statistics Including 75,362 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results				Statistics
Description	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q1 2025	$715,800		$235,241	$480,559	$3,160	96.5%	7.9%
Q1 2024	$700,443		$225,958	$474,485	$3,086	96.3%	8.6%
Change	$15,357		$9,283	$6,074	$74	0.2%	(0.7%)

Change	2.2%	(1)	4.1%	1.3%	2.4%

First Quarter 2025 vs. Fourth Quarter 2024

Same Store Results/Statistics Including 80,818 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q1 2025	$749,876	$246,864	$503,012	$3,092	96.4%	7.9%
Q4 2024	$743,687	$233,557	$510,130	$3,084	96.0%	9.2%
Change	$6,189	$13,307	$(7,118)	$8	0.4%	(1.3%)

Change	0.8%	5.7%	(1.4%)	0.3%

(1)
Non-Residential operations reduced quarterly same store revenue growth by 0.50%, primarily due to higher reinstatement of straight-line receivable balances during the first quarter of 2024 (compared to the first quarter of 2025).

1st Quarter 2025 Earnings Release	10

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	First Quarter 2025 vs. First Quarter 2024		First Quarter 2025 vs. Fourth Quarter 2024
	75,362 Same Store Apartment Units		80,818 Same Store Apartment Units
	Q1 2025	Q1 2024	Q1 2025	Q4 2024
Same Store Residential Revenues (GAAP Basis)	$688,857	$671,039	$722,351	$717,211
Leasing Concessions amortized	5,176	5,052	5,800	5,522
Leasing Concessions granted	(5,972)	(4,836)	(6,977)	(6,619)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$688,061	$671,255	$721,174	$716,114

% change - GAAP revenue	2.7%		0.7%

% change - cash revenue	2.5%		0.7%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 75,362 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Same store revenues	$715,800	$709,646	$706,976	$704,060	$700,443
Same store expenses	235,241	221,822	226,647	219,926	225,958
Same store NOI	$480,559	$487,824	$480,329	$484,134	$474,485

1st Quarter 2025 Earnings Release	11

Equity Residential

Same Store Residential Accounts Receivable Balances

Including 75,362 Same Store Apartment Units

($ in thousands)

Balance Sheet (Other assets):	March 31, 2025		December 31, 2024	March 31, 2024
Residential accounts receivable balances	$13,972		$14,328	$17,787
Allowance for doubtful accounts	(9,132)		(9,431)	(12,885)
Net receivable balances	$4,840		$4,897	$4,902

Straight-line receivable balances	$9,649	(1)	$8,854	$8,287

(1)
Total same store Residential Leasing Concessions granted in the first quarter of 2025 were approximately $6.0 million. The straight-line receivable balance of $9.6 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2025 and the first quarter of 2026.

Same Store Residential Bad Debt

Including 75,362 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q1 2025	Q4 2024	Q1 2024
Bad debts before governmental rental assistance	$7,419	$7,780	$8,846
Governmental rental assistance received	(268)	(367)	(442)
Bad Debt, Net	$7,151	$7,413	$8,404

Bad Debt, Net as a % of Same Store Residential Revenues	1.0%	1.1%	1.3%

1st Quarter 2025 Earnings Release	12

Equity Residential First Quarter 2025 vs. First Quarter 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q1 2025 % of Actual NOI	Q1 2025 Average Rental Rate	Q1 2025 Weighted Average Physical Occupancy %	Q1 2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	17.7%	$2,956	95.7%	9.0%	1.4%	2.6%	0.9%	1.2%	0.2%	(0.6%)
Orange County	3,718	5.3%	2,964	96.3%	7.2%	2.4%	5.2%	1.6%	2.2%	0.2%	(0.2%)
San Diego	2,209	3.5%	3,284	96.3%	8.8%	2.0%	7.8%	0.4%	1.8%	0.1%	1.3%
Subtotal – Southern California	20,063	26.5%	2,994	95.9%	8.7%	1.7%	3.4%	1.0%	1.4%	0.2%	(0.2%)

San Francisco	11,093	16.3%	3,387	96.8%	8.3%	3.3%	3.3%	3.3%	3.0%	0.3%	(1.2%)
Washington, D.C.	13,534	16.1%	2,800	97.3%	6.0%	4.6%	8.2%	3.0%	4.4%	0.2%	(1.0%)
New York	8,536	14.5%	4,710	97.6%	6.3%	3.2%	2.9%	3.4%	2.6%	0.6%	(0.2%)
Boston	7,077	11.2%	3,657	95.8%	7.1%	2.9%	6.2%	1.5%	2.8%	0.1%	(0.3%)
Seattle	8,747	10.3%	2,647	96.5%	9.0%	3.7%	2.1%	4.4%	3.3%	0.4%	(0.7%)
Denver	2,792	2.8%	2,354	95.5%	10.6%	(3.0%)	(0.2%)	(4.3%)	(2.3%)	(0.7%)	0.1%
Other Expansion Markets	3,520	2.3%	1,879	95.1%	9.5%	(4.8%)	2.8%	(9.9%)	(4.7%)	(0.1%)	(3.7%)

Total	75,362	100.0%	$3,160	96.5%	7.9%	2.7%	4.0%	2.0%	2.4%	0.2%	(0.7%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the quarter ended March 31, 2025.

1st Quarter 2025 Earnings Release	13

Equity Residential First Quarter 2025 vs. Fourth Quarter 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q1 2025 % of Actual NOI	Q1 2025 Average Rental Rate	Q1 2025 Weighted Average Physical Occupancy %	Q1 2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	16.8%	$2,956	95.7%	9.0%	0.5%	5.2%	(1.6%)	0.6%	(0.1%)	(0.6%)
Orange County	3,718	5.1%	2,964	96.3%	7.2%	1.2%	2.3%	1.0%	0.5%	0.7%	(2.2%)
San Diego	2,209	3.4%	3,284	96.3%	8.8%	1.0%	5.7%	(0.3%)	0.6%	0.4%	(1.2%)
Subtotal – Southern California	20,063	25.3%	2,994	95.9%	8.7%	0.7%	4.8%	(0.9%)	0.6%	0.2%	(0.9%)

San Francisco	11,315	15.9%	3,387	96.8%	8.3%	1.7%	8.0%	(0.8%)	1.0%	0.7%	(2.0%)
Washington, D.C.	13,846	15.7%	2,798	97.3%	6.1%	1.1%	9.3%	(2.5%)	0.3%	0.7%	(1.9%)
New York	8,536	13.9%	4,710	97.6%	6.3%	0.7%	5.1%	(2.4%)	0.4%	0.2%	(0.2%)
Boston	7,237	10.8%	3,635	95.8%	7.0%	0.3%	7.8%	(2.7%)	(0.2%)	0.5%	(0.8%)
Seattle	8,747	9.8%	2,647	96.5%	9.0%	0.6%	2.2%	0.0%	0.4%	0.2%	0.0%
Denver	3,972	3.7%	2,319	95.1%	10.8%	(1.5%)	1.5%	(2.8%)	(1.7%)	0.2%	(2.1%)
Other Expansion Markets	7,102	4.9%	1,922	95.4%	9.2%	(0.5%)	1.7%	(1.9%)	(1.4%)	0.8%	(1.6%)

Total	80,818	100.0%	$3,092	96.4%	7.9%	0.7%	5.7%	(1.6%)	0.3%	0.4%	(1.3%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the quarter ended March 31, 2025.

1st Quarter 2025 Earnings Release	14

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 75,362 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q1 2025	Q4 2024	Q1 2025	Q4 2024	Q1 2025	Q4 2024
Southern California	(2.1%)	(4.9%)	4.6%	4.4%	1.6%	0.4%
San Francisco	0.6%	(2.8%)	5.4%	6.6%	3.3%	2.5%
Washington, D.C.	0.0%	(2.8%)	5.7%	5.5%	3.2%	1.8%
New York	1.4%	(1.6%)	4.8%	4.3%	3.5%	2.3%
Boston	(5.3%)	(4.8%)	4.5%	4.4%	0.0%	1.1%
Seattle	(3.4%)	(6.0%)	5.5%	6.9%	1.7%	0.5%
Subtotal – Established Markets	(1.3%)	(3.8%)	5.0%	5.1%	2.3%	1.4%

Denver	(13.1%)	(11.8%)	3.9%	3.1%	(6.1%)	(4.7%)
Other Expansion Markets	(14.7%)	(12.9%)	1.5%	1.8%	(8.8%)	(6.3%)
Subtotal – Expansion Markets	(13.9%)	(12.3%)	2.8%	2.5%	(7.4%)	(5.4%)
Total	(2.2%)	(4.4%)	4.9%	5.0%	1.8%	1.0%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

1st Quarter 2025 Earnings Release	15

Equity Residential

First Quarter 2025 vs. First Quarter 2024

Total Same Store Operating Expenses Including 75,362 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q1 2025	Q1 2024	$ Change (1)	% Change	% of Q1 2025 Operating Expenses
Real estate taxes	$94,556	$91,907	$2,649	2.9%	40.2%
On-site payroll	43,444	42,019	1,425	3.4%	18.5%
Utilities	39,479	36,145	3,334	9.2%	16.8%
Repairs and maintenance	29,437	29,091	346	1.2%	12.5%
Insurance	9,240	9,134	106	1.2%	3.9%
Leasing and advertising	2,720	2,313	407	17.6%	1.1%
Other on-site operating expenses	16,365	15,349	1,016	6.6%	7.0%
Total Same Store Operating Expenses (2)	$235,241	$225,958	$9,283	4.1%	100.0%

(1)
The quarter-over-quarter changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values including an approximately one percentage point contribution to growth from 421-a tax abatement burnoffs in New York City. Once the burnoffs are completed, previously rent-restricted apartment units will transition to market.

On-site payroll – Increase primarily driven by higher wages, partially offset by the impact of various innovation initiatives.

Utilities – Increase primarily driven by higher commodity prices for gas and electric and higher water, sewer and trash expense along with a challenging comparable period.

Insurance – Property insurance premiums declined in the 2025 policy renewal but were offset by other insurance-related costs.

Leasing and advertising – Increase primarily driven by higher advertising expenses and processing fees.

Other on-site operating expenses – Increase primarily due to higher ground lease rent, association fees and other expenses, partially offset by lower property-related legal expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

1st Quarter 2025 Earnings Release	16

Equity Residential

Debt Summary as of March 31, 2025

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,593,803	20.3%	3.77%	6.6
Unsecured	6,253,081	79.7%	3.74%	7.4
Total	$7,846,884	100.0%	3.74%	7.2
Fixed Rate Debt:
Secured – Conventional	$1,401,811	17.9%	3.89%	6.2
Unsecured – Public	5,949,081	75.8%	3.68%	7.7
Fixed Rate Debt	7,350,892	93.7%	3.72%	7.4
Floating Rate Debt:
Secured – Tax Exempt	191,992	2.4%	2.87%	9.9
Unsecured – Revolving Credit Facility	—	—	—	2.6
Unsecured – Commercial Paper Program (2)	304,000	3.9%	4.55%	—
Floating Rate Debt	495,992	6.3%	3.98%	4.0
Total	$7,846,884	100.0%	3.74%	7.2
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At March 31, 2025, the weighted average maturity of commercial paper outstanding was 1 day. The weighted average amount outstanding for the quarter ended March 31, 2025 was approximately $390.2 million.

Note: The Company capitalized interest of approximately $3.9 million and $3.1 million during the quarters ended March 31, 2025 and 2024, respectively.

1st Quarter 2025 Earnings Release	17

Equity Residential

Debt Maturity Schedule as of March 31, 2025

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2025	$450,000	$310,900	(2)	$760,900	9.6%	3.38%	3.84%
2026	592,025	7,400		599,425	7.6%	3.58%	3.58%
2027	400,000	8,200		408,200	5.2%	3.25%	3.24%
2028	900,000	9,000		909,000	11.5%	3.79%	3.78%
2029	888,120	9,700		897,820	11.3%	3.30%	3.30%
2030	1,148,462	10,800		1,159,262	14.6%	2.53%	2.53%
2031	528,500	37,700		566,200	7.2%	1.94%	2.00%
2032	—	26,000		26,000	0.3%	—	3.09%
2033	550,000	—		550,000	6.9%	5.22%	5.22%
2034	600,000	—		600,000	7.6%	4.65%	4.65%
2035+	1,350,850	86,960		1,437,810	18.2%	4.39%	4.22%
Subtotal	7,407,957	506,660		7,914,617	100.0%	3.62%	3.62%
Deferred Financing Costs and Unamortized (Discount)	(57,065)	(10,668)		(67,733)	N/A	N/A	N/A
Total	$7,350,892	$495,992		$7,846,884	100.0%	3.62%	3.62%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $304.0 million in principal outstanding on the Company's Commercial Paper Program.

1st Quarter 2025 Earnings Release	18

Equity Residential

Selected Unsecured Public Debt Covenants

	March 31,	December 31,
	2025	2024
Debt to Adjusted Total Assets (not to exceed 60%)	26.8%	27.7%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.2%	6.3%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	6.00	5.67

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	493.3%	473.7%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	March 31,	December 31,
	2025	2024
Total debt to Normalized EBITDAre	4.25x	4.43x

Net debt to Normalized EBITDAre	4.21x	4.38x

Unencumbered NOI as a % of total NOI	90.5%	89.7%

Note: See Normalized EBITDAre Reconciliations for detail.

1st Quarter 2025 Earnings Release	19

Equity Residential

Capital Structure as of March 31, 2025

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,593,803	20.3%
Unsecured Debt			6,253,081	79.7%
Total Debt			7,846,884	100.0%	21.9%
Common Shares (includes Restricted Shares)	379,840,678	97.0%
Units (includes OP Units and Restricted Units)	11,723,272	3.0%
Total Shares and Units	391,563,950	100.0%
Common Share Price at March 31, 2025	$71.58
			28,028,148	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			28,045,303	100.0%	78.1%

Total Market Capitalization			$35,892,187		100.0%

Perpetual Preferred Equity as of March 31, 2025

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

1st Quarter 2025 Earnings Release	20

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Q1 2025	Q1 2024
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	379,207,994	378,811,922
Shares issuable from assumed conversion/vesting of:
- OP Units	10,511,169	10,669,346
- long-term compensation shares/units	1,460,268	1,079,917
Total Common Shares and Units - diluted	391,179,431	390,561,185

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	379,207,994	378,811,922
OP Units - basic	10,511,169	10,669,346
Total Common Shares and OP Units - basic	389,719,163	389,481,268
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,460,268	1,079,917
Total Common Shares and Units - diluted	391,179,431	390,561,185

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	379,840,678	378,939,751
Units (includes OP Units and Restricted Units)	11,723,272	11,732,622
Total Shares and Units	391,563,950	390,672,373

1st Quarter 2025 Earnings Release	21

Equity Residential Partially Owned Properties as of March 31, 2025 (Amounts in thousands except for project/property and apartment unit amounts)

Partially Owned Properties	Weighted Average Ownership Percentage	Total Properties	Total Apartment Units	Q1 2025 NOI	Q1 2025 Interest Expense	Total Debt
CONSOLIDATED:
Operating properties (stabilized)	86.2%	12	2,656	$16,175	$255	$28,312
Projects Under Development (1) (3)	95.0%	—	—	(83)	—	—
Total Partially Owned Properties - Consolidated		12	2,656	16,092	255	28,312

UNCONSOLIDATED:
Projects Under Development (2) (3)	95.0%	—	—	26	91	—
Projects Completed Not Stabilized (3)	77.9%	6	1,982	2,706	3,785	339,269
Total Partially Owned Properties - Unconsolidated		6	1,982	2,732	3,876	339,269

Total Partially Owned Properties		18	4,638	$18,824	$4,131	$367,581

(1)
The Company is currently developing one property, which is expected to add 440 apartment units upon completion.
(2)
The Company is currently developing two properties, which are expected to add 639 apartment units upon completion.
(3)
See Development and Lease-Up Projects for more information.

Note: Partially owned consolidated and unconsolidated amounts are presented at 100% of the project/property.

1st Quarter 2025 Earnings Release	22

Equity Residential Development and Lease-Up Projects as of March 31, 2025 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
The Basin	Wakefield, MA	95%	440	$232,172	$144,706	$—	57%	Q1 2024	Q4 2025	Q3 2026	Q2 2027	– / –
Projects Under Development - Consolidated			440	232,172	144,706	—

Projects Completed Not Stabilized:
Lorien (fka Laguna Clara II)	Santa Clara, CA	100%	225	152,621	146,406	—	99%	Q2 2022	Q1 2025	Q1 2025	Q4 2025	22% / 18%
Projects Completed Not Stabilized - Consolidated			225	152,621	146,406	—

UNCONSOLIDATED:
Projects Under Development:
Modera Bridle Trails	Kirkland, WA	95%	369	185,282	75,997	—	29%	Q3 2024	Q2 2027	Q3 2027	Q4 2028	– / –
Modera South Shore	Marshfield, MA	95%	270	121,918	48,364	—	30%	Q3 2024	Q1 2026	Q4 2026	Q2 2027	– / –
Projects Under Development - Unconsolidated			639	307,200	124,361	—

Projects Completed Not Stabilized:
Alloy Sunnyside	Denver, CO	80%	209	70,004	69,366	35,862	100%	Q3 2021	Q2 2024	Q2 2024	Q3 2025	74% / 60%
Remy (Toll)	Frisco, TX	75%	357	98,937	97,408	51,725	98%	Q1 2022	Q2 2024	Q4 2024	Q3 2025	81% / 76%
Sadie (fka Settler) (Toll)	Fort Worth, TX	75%	362	82,775	78,606	41,598	98%	Q2 2022	Q2 2024	Q4 2024	Q3 2025	81% / 77%
Lyle (Toll) (2)	Dallas, TX	75%	334	86,332	83,845	49,034	99%	Q3 2022	Q1 2024	Q4 2024	Q4 2025	71% / 66%
Alexan Harrison	Harrison, NY	62%	450	200,664	198,701	111,147	100%	Q3 2021	Q1 2024	Q1 2025	Q4 2025	85% / 78%
Solana Beeler Park	Denver, CO	90%	270	85,206	84,645	49,903	100%	Q4 2021	Q3 2024	Q1 2025	Q4 2025	38% / 32%
Projects Completed Not Stabilized - Unconsolidated			1,982	623,918	612,571	339,269

Total Development Projects - Consolidated			665	384,793	291,112	—
Total Development Projects - Unconsolidated			2,621	931,118	736,932	339,269
Total Development Projects			3,286	$1,315,911	$1,028,044	$339,269

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q1 2025 NOI
Projects Under Development - Consolidated	$232,172	$(83)
Projects Completed Not Stabilized - Consolidated	152,621	(145)
Projects Under Development - Unconsolidated	307,200	26
Projects Completed Not Stabilized - Unconsolidated	623,918	2,706
	$1,315,911	$2,504

(1)
All unconsolidated projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company.
(2)
The land parcel under this project is subject to a long-term ground lease.

1st Quarter 2025 Earnings Release	23

Equity Residential Residential Capital Expenditures to Real Estate For the Quarter Ended March 31, 2025 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	75,362		7,304		82,666

Recurring Capital Expenditures	$31,149		$3,620		$34,769	$413

NOI-Enhancing Expenditures:
Renovation Expenditures	18,848	(1)	2,939	(3)	21,787	250
Other (2)	2,105		444		2,549	28
Total NOI-Enhancing Expenditures	20,953		3,383		24,336	278

Total Capital Expenditures to Real Estate (4)	$52,102		$7,003		$59,105	$691

(1)
Renovation Expenditures on 608 same store apartment units for the quarter ended March 31, 2025 approximated $31,000 per apartment unit renovated.
(2)
Other includes sustainability, property-level technology and Accessory Dwelling Units (ADU) spend.
(3)
Includes expenditures for one property that has been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation is expected to continue through the fourth quarter of 2026.
(4)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

Note: Non-Residential Capital Expenditures to Real Estate were approximately $2.8 million, $0.0 million and $2.8 million for Same Store Properties, Non-Same Store Properties and Total Consolidated Properties, respectively.

1st Quarter 2025 Earnings Release	24

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2025	2024
	March 31, 2025	December 31, 2024	Q1	Q4	Q3	Q2	Q1
Net income	$1,030,741	$1,070,975	$264,798	$433,871	$148,517	$183,555	$305,032
Interest expense incurred, net	290,637	285,735	72,114	79,973	72,722	65,828	67,212
Amortization of deferred financing costs	8,060	7,834	2,144	2,050	1,948	1,918	1,918
Amortization of above/below market lease intangibles	4,548	4,512	1,152	1,152	1,128	1,116	1,116
Depreciation	983,242	952,191	256,746	264,150	237,948	224,398	225,695
Income and other tax expense (benefit)	1,374	1,256	422	331	290	331	304
EBITDA	2,318,602	2,322,503	597,376	781,527	462,553	477,146	601,277

Net (gain) loss on sales of real estate properties	(512,764)	(546,797)	(154,152)	(318,968)	165	(39,809)	(188,185)
Net (gain) loss on sales of unconsolidated entities - operating assets	(479)	(515)	36	195	(710)	—	—
EBITDAre	1,805,359	1,775,191	443,260	462,754	462,008	437,337	413,092

Write-off of pursuit costs (other expenses)	5,928	5,155	1,321	3,250	536	821	548
(Income) loss from investments in unconsolidated entities - operations	14,166	9,489	6,375	3,914	2,203	1,674	1,698
Net (gain) loss on sales of land parcels	67	—	67	—	—	—	—
Realized (gain) loss on investment securities (interest and other income)	2,032	1,992	40	676	—	1,316	—
Unrealized (gain) loss on investment securities (interest and other income)	(12,819)	(19,880)	—	—	(14,135)	1,316	(7,061)
Insurance/litigation settlement or reserve income (interest and other income)	(4,440)	(4,447)	(98)	(2,863)	(25)	(1,454)	(105)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	15,879	44,645	1,712	1,577	3,199	9,391	30,478
Advocacy contributions (other expenses)	21,587	21,515	213	9,232	9,584	2,558	141
Other	(282)	(105)	(100)	230	—	(412)	77
Normalized EBITDAre	$1,847,477	$1,833,555	$452,790	$478,770	$463,370	$452,547	$438,868

Balance Sheet Items:	March 31, 2025	December 31, 2024
Total debt	$7,846,884	$8,121,745
Cash and cash equivalents	(39,849)	(62,302)
Mortgage principal reserves/sinking funds	(33,314)	(31,208)
Net debt	$7,773,721	$8,028,235

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

1st Quarter 2025 Earnings Release	25

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Quarter Ended March 31,
	2025	2024	Variance

Impairment – non-operating real estate assets	$—	$—	$—

Write-off of pursuit costs (other expenses)	1,321	548	773

Write-off of unamortized deferred financing costs (interest expense)	97	—	97
Premium on redemption of Preferred Shares	—	1,444	(1,444)
Debt extinguishment and preferred share redemption (gains) losses	97	1,444	(1,347)

Net (gain) loss on sales of land parcels	67	—	67
(Income) loss from investments in unconsolidated entities ─ non-operating assets	331	955	(624)
Realized (gain) loss on investment securities (interest and other income)	40	—	40
Unrealized (gain) loss on investment securities (interest and other income)	—	(7,061)	7,061
Non-operating asset (gains) losses	438	(6,106)	6,544

Insurance/litigation settlement or reserve income (interest and other income)	(98)	(105)	7
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	1,712	30,478	(28,766)
Advocacy contributions (other expenses)	213	141	72
Other	(100)	77	(177)
Other miscellaneous items	1,727	30,591	(28,864)

Adjustments from FFO to Normalized FFO	$3,583	$26,477	$(22,894)

(1)
Insurance/litigation/environmental settlement or reserve expense for the quarter ended March 31, 2024 primarily relates to a reserve increase regarding litigation over late fees charged by the Company.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

1st Quarter 2025 Earnings Release	26

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q2 2025	Full Year 2025
(no change from previous Full Year 2025)
2025 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.96 to $1.00	$3.90 to $4.00

2025 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.2%
Revenue change		2.25% to 3.25%
Expense change		3.5% to 4.5%
NOI change (1)		1.4% to 3.0%

2025 Transaction Assumptions

Consolidated rental acquisitions		$1.5B
Consolidated rental dispositions		$1.0B
Transaction Accretion (Dilution)		(25 basis points)

2025 Debt Assumptions

Weighted average debt outstanding		$8.20B to $8.40B
Interest expense, net (on a Normalized FFO basis)		$313.5M to $319.5M
Capitalized interest		$12.6M to $13.6M

2025 Capital Expenditures to Real Estate Assumptions for Residential Same Store Properties

NOI-Enhancing Capital Expenditures for Residential Same Store Properties (2)		$130.0M
Recurring Capital Expenditures for Residential Same Store Properties		$165.0M
Capital Expenditures to Real Estate for Residential Same Store Properties		$295.0M

2025 Other Guidance Assumptions

Property management expense		$139.0M to $141.0M
General and administrative expense		$60.0M to $64.0M
Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) (3)		$(3.0M) to $1.0M
Debt offerings		$500.0M to $1.0B
Weighted average Common Shares and Units - Diluted		391.5M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
During 2025, the Company expects to spend approximately $95.8 million for apartment unit Renovation Expenditures on approximately 2,900 Residential same store apartment units at an average cost of approximately $33,000 per apartment unit renovated. The remainder of the NOI-Enhancing spend includes other items, such as sustainability, property-level technology and ADU expenditures.
(3)
Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) primarily consists of our share of both Lease-Up NOI and interest expense, net that is no longer being capitalized from the recently completed unconsolidated development projects referenced on pages 22 and 23.

1st Quarter 2025 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Accessory Dwelling Units (ADU) – Includes costs to convert existing underutilized spaces of our properties into new apartment units.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability, property-level technology and ADU expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality of our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.5 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating and other terms and conditions per the agreement. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.5 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

March 31, 2025
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(304,000)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,438)
Unsecured revolving credit facility availability	$2,192,562

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

1st Quarter 2025 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

Quarter Ended March 31, 2025
Net Gain (Loss) on Sales of Real Estate Properties	$154,152
Accumulated Depreciation Gain	(58,079)
Economic Gain (Loss)	$96,073

Established Markets – Includes Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California (Los Angeles, Orange County and San Diego).

Expansion Markets – Includes Denver, Atlanta, Dallas/Ft. Worth and Austin.

1st Quarter 2025 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

1st Quarter 2025 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual	Actual	Expected	Expected
	Q1 2025	Q1 2024	Q2 2025	2025
	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$0.67	$0.77	$0.49 to $0.53	$3.00 to $3.10
Depreciation expense	0.66	0.58	0.61	2.46
Net (gain) loss on sales	(0.39)	(0.48)	(0.15)	(1.59)
Impairment – operating real estate assets	—	—	—	—

FFO per share – Diluted	0.94	0.87	0.95 to 0.99	3.87 to 3.97

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—
Write-off of pursuit costs	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—
Non-operating asset (gains) losses	—	(0.02)	—	—
Other miscellaneous items	0.01	0.08	0.01	0.02

Normalized FFO per share – Diluted	$0.95	$0.93	$0.96 to $1.00	$3.90 to $4.00

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% Physical Occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Quarter Ended March 31,
	2025	2024
Net income	$264,798	$305,032
Adjustments:
Property management	35,816	35,458
General and administrative	18,255	15,720
Depreciation	256,746	225,695
Net (gain) loss on sales of real estate properties	(154,152)	(188,185)
Interest and other income	(1,692)	(9,329)
Other expenses	4,156	31,738
Interest:
Expense incurred, net	72,114	67,212
Amortization of deferred financing costs	2,144	1,918
Income and other tax expense (benefit)	422	304
(Income) loss from investments in unconsolidated entities	6,411	1,698
Net (gain) loss on sales of land parcels	67	—
Total NOI	$505,085	$487,261

1st Quarter 2025 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Quarter Ended March 31,
Rental income:	2025	2024
Residential same store	$688,857	$671,039
Non-Residential same store	26,943	29,404
Total same store	715,800	700,443
Non-same store/other	45,010	30,375
Total rental income	760,810	730,818
Operating expenses:
Residential same store	227,360	218,512
Non-Residential same store	7,881	7,446
Total same store	235,241	225,958
Non-same store/other	20,484	17,599
Total operating expenses	255,725	243,557
NOI:
Residential same store	461,497	452,527
Non-Residential same store	19,062	21,958
Total same store	480,559	474,485
Non-same store/other	24,526	12,776
Total NOI	$505,085	$487,261

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2024 and 2025, plus any properties in lease-up and not stabilized as of January 1, 2024. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

1st Quarter 2025 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2024, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2025 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% Physical Occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of March 31, 2025. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the quarter ended March 31, 2025 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

1st Quarter 2025 Earnings Release	33